SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             CT Communications, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

        CT Communications
        68 Cabarrus Avenue East
        Post Office Box 227
        Concord, NC 28026-0227
        704-722-2500
CTC
---
CT Communications

        March 26, 1999


        DEAR SHAREHOLDER:

              You are cordially invited to attend the Corporation's Annual Meeting of Shareholders to be held at 9:00 a.m., on Thursday, April 22, 1999, at the Corporation's Customer Care Center located at 2000 Progress Place, Northeast, Concord, North Carolina. In addition to the matters to be voted on, I will be pleased to report on the affairs of the Corporation.

              This year we chose to write our proxy statement in "plain English." We trust that you will like this new simplified format and welcome any comments you may have.

              We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

              Very truly yours,

              /s/ Michael R. Coltrane
              ----------------------------
              MICHAEL R. COLTRANE
              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            CT COMMUNICATIONS, INC.
                           68 Cabarrus Avenue, East
                         Concord, North Carolina 28025



                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 22, 1999
                   ----------------------------------------
TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of CT Communications, Inc. will be held at the Corporation's Customer Care Center, located at 2000 Progress Place, Northeast, Concord, North Carolina on Thursday, April 22, 1999, at 9:00 a.m., for the following purposes:

   1. To elect a Board of Directors

      o Three Directors for a three-year term expiring in 2002,

      o Three Directors for a two-year term expiring in 2001, and

      o Three Directors for a one-year term expiring in 2000;

   2. To approve the Corporation's 1999 Employee Stock Purchase Plan;

   3. To ratify the action of the Board of Directors in selecting KPMG, LLP as independent public accountants to audit the books of the Corporation for the current year; and

   4. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

     Pursuant to the provisions of the North Carolina Business Corporation Act, March 12, 1999 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return the accompanying proxy promptly, so that your shares may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.

                                        By order of the Board of Directors,

                                        /s/ Barry R. Rubens
                                        ----------------------------
                                        BARRY R. RUBENS
                                        SECRETARY

March 26, 1999

                               TABLE OF CONTENTS



                                                                         PAGE
                                                                        -----
 Background Information ...............................................   1
 Purpose of Proxy Statement ...........................................   1
 Business to be Transacted ............................................   1
 Board of Directors Recommendation for Voting on the Proposals ........   1
 Who May Vote .........................................................   1
 How to Vote ..........................................................   2
 Quorum to Transact Business ..........................................   2
 Voting of Shares via Proxy ...........................................   2
 Revocation of Proxy ..................................................   2
 Vote Necessary for Action ............................................   2
 Duplicate Proxy Statements and Cards .................................   2
 Other Business .......................................................   2
 Expenses of Solicitation .............................................   2
PRINCIPAL SHAREHOLDERS ................................................   3
ITEM 1: ELECTION OF DIRECTORS .........................................   3
 Staggered Board of Directors .........................................   3
 Nominees .............................................................   4
 Compensation of Directors ............................................   5
 Attendance of Directors ..............................................   5
 Committees of the Board of Directors .................................   6
MANAGEMENT OWNERSHIP OF COMMON STOCK ..................................   7
EXECUTIVE COMPENSATION ................................................   8
 Summary Compensation Table ...........................................   8
 Stock Benefit Plans ..................................................   9
 Management Agreements ................................................  10
 SERP .................................................................  10
 Pension Plan .........................................................  10
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION ............  11
COMPENSATION COMMITTEE INTERLOCKS AND
 INSIDER PARTICIPATION ................................................  12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ........................  12
PERFORMANCE GRAPH .....................................................  13
ITEM 2: APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN .................  13
ITEM 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS ................  15
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ...............  15
SHAREHOLDER PROPOSALS .................................................  15
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K ...........................  15
OTHER BUSINESS ........................................................  15

                            CT COMMUNICATIONS, INC.
                           68 Cabarrus Avenue, East
                         Concord, North Carolina 28025

                                ---------------
                                PROXY STATEMENT
                                ---------------

       1999 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1999

BACKGROUND INFORMATION

     The principal executive offices of CT Communications, Inc., a North Carolina corporation, are located at 68 Cabarrus Avenue, East, Concord, North Carolina 28025, and our telephone number is (704) 722-2500.

     Effective January 28, 1999, each outstanding share of the Corporation's Voting Common Stock was converted into 4.4 shares of a newly created class of Common Stock and each outstanding share of Class B Nonvoting Common Stock was converted into 4.0 shares of Common Stock. Also, on July 24, 1997, the Board of Directors declared a stock split in the form of a one-for-two stock dividend payable August 29, 1997 to holders of record on August 1, 1997. All stock ownership and per share information in this Proxy Statement has been restated to give retroactive effect to these events.

     The term "Corporation" (as well as the words "we," "us" and "our") refers to CT Communications, Inc. and its subsidiaries. References to "you" or "your" refer to our shareholders. The term "Common Stock" means the Corporation's outstanding common stock.

PURPOSE OF PROXY STATEMENT

     This proxy statement contains information related to our Annual Meeting of Shareholders to be held on Thursday, April 22, 1999 at 9:00 a.m., at the Corporation's Customer Care Center, located at 2000 Progress Place, Northeast, Concord, North Carolina 28025, and any postponements or adjournments thereof. This proxy statement was prepared under the direction of the Corporation's Board of Directors to solicit your proxy for voting at our Annual Meeting. This proxy statement was mailed to shareholders on or about March 26, 1999.

BUSINESS TO BE TRANSACTED

     At the Annual Meeting, shareholders will vote on three items:

      (1) the election of Directors,

      (2) the approval of the 1999 Employee Stock Purchase Plan, and

      (3) the ratification of the action of the Board of Directors in selecting KPMG, LLP as independent public accountants for 1999.

No other items are scheduled to be voted upon.


BOARD OF DIRECTORS RECOMMENDATION FOR VOTING ON THE PROPOSALS

     The Board of Directors recommends a vote FOR each of the nominees for Director, FOR the approval of the 1999 Employee Stock Purchase Plan and FOR the appointment of KPMG, LLP as our independent certified public accountants for 1999.


WHO MAY VOTE

     Shareholders owning Common Stock as of the close of business on March 12, 1999 (the "Record Date") are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each Shareholder has one vote per share on all matters to be voted upon at the meeting.

HOW TO VOTE

     Shareholders may vote

      o In person, or

      o By signing and dating the proxy card and returning it in the prepaid envelope.

QUORUM TO TRANSACT BUSINESS

     A "quorum" (to transact business) is the presence at the Annual Meeting, in person or by proxy, of the holders of the majority of the issued and outstanding shares of the Common Stock. As of the Record Date, 9,381,049 shares of Common Stock were issued and outstanding, which is the only class of securities entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. If you attend in person and indicate your presence, or mail in a properly dated proxy card, your shares will be counted toward a quorum.

VOTING OF SHARES VIA PROXY

     If you have submitted a properly executed proxy via the mail and a quorum is established, your shares will be voted as you indicate. However, if you mail in your proxy card and sign and date your card, but do not mark it, your shares will be voted in favor of the election of nominated persons for Directors, in favor of approving the 1999 Employee Stock Purchase Plan and in favor of ratifying KPMG, LLP as our independent public accountants for 1999. If you sign and date your proxy card and withhold voting for any or all of the nominated Directors (as explained on the proxy card) or abstain regarding the approval of the 1999 Employee Stock Purchase Plan or the ratification of KPMG, LLP, your vote will be recorded as being withheld or as an abstention, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker non-votes") will be counted for purposes of determining a quorum, but will not affect the outcome of the vote.


REVOCATION OF PROXY

     If you later decide to revoke or change your proxy, you may do so by

      o sending a written statement to that effect to the Secretary of the Corporation, or

      o submitting a properly signed proxy with a later date, or

      o voting in person at the Annual Meeting.


VOTE NECESSARY FOR ACTION

     Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting, meaning that the Director nominee with the most affirmative votes for a particular slot is elected for that slot. The approval of the 1999 Employee Stock Purchase Plan and the ratification of the appointment of KPMG, LLP as our independent public accountants for 1999 require an affirmative vote of the majority of the shares present and voting at the meeting.


DUPLICATE PROXY STATEMENTS AND CARDS

     You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by First Union National Bank, our transfer agent. To have all your shares voted, please sign and return all proxy cards.


OTHER BUSINESS

     We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the Annual Meeting, your signed and dated proxy card gives authority to L.D. Coltrane, III, Michael
R. Coltrane and Barry R. Rubens to vote your shares in accordance with the recommendations of the Board of Directors, unless you appoint a substitute to vote your shares.


EXPENSES OF SOLICITATION

     The Corporation pays the cost of preparing, assembling and mailing this proxy material. In addition to the use of the mail, proxies may be solicited personally, or by telephone or telegraph, by our officers and employees without additional compensation. The Corporation pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

                            PRINCIPAL SHAREHOLDERS

     The following table lists all shareholders known to us to beneficially own more than 5% of the outstanding shares of the Common Stock on January 31, 1999.




                                                          SHARES
                                                  BENEFICIALLY OWNED (1)
                                          --------------------------------------
NAME AND ADDRESS                                NUMBER          PERCENT OF CLASS
----------------------------------------- ------------------   -----------------
      First Charter National Bank              1,187,121(2)           12.68%
      Trust Department
      P. O. Box 228
      Concord, North Carolina 28026-0228

      World Division Board of                  1,080,845              11.54%
      Global Ministries,
      United Methodist Church
      475 Riverside Drive
      15th Floor
      New York, New York 10027

      The Cannon Foundation                    1,010,988              10.79%
      P. O. Box 548
      Concord, North Carolina 28026-0548

      Mariam C. Schramm                          528,986               5.65%
      (Mrs. T. M. Schramm)
      400 Avinger Lane, Apartment 201
      Davidson, North Carolina 28036


---------
(1) All shares of Common Stock listed in the table (unless otherwise noted) are directly owned, with sole voting and investment power, by the shareholder. We have obtained certain information included in this table from schedules filed with the Securities and Exchange Commission pursuant to Section
    13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange
    Act").

(2) Includes 152,770 shares held in various fiduciary capacities where First Charter National Bank has shared voting power and 1,034,351 shares held in various fiduciary capacities where it has sole voting power. First Charter National Bank has shared investment power over 1,001,555 shares and sole investment power over 284,216 shares. First Charter National Bank has sole voting power and shared investment power with regard to 489,794 shares of Common Stock included in the shares shown in this table as held by Mariam
    C. Schramm and First Charter National Bank.

                             --------------------
                                     ITEM 1
                             ELECTION OF DIRECTORS
                             --------------------
STAGGERED BOARD OF DIRECTORS

     Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least six but not more than nine members. The exact number of Directors is determined by the affirmative vote of at least 50% of the members of the Board of Directors. The number of Directors is currently fixed at nine.

     William A. Coley was appointed to the Board of Directors on January 28, 1999, filling the last remaining vacancy on the Board and bringing the total number of Directors to nine. If a board of directors consists of nine or more members, the North Carolina Business Corporation Act permits the board to be divided into equal classes of directors having staggered terms. This is known as a staggered board. Our Articles of Incorporation provide that our Board of Directors will be staggered as soon as permissible by North Carolina law.

     Therefore, for the first time, our Board is being divided into three classes. All nine Director slots will be voted upon at the Annual Meeting. Three Director slots will be filled for a three-year term expiring in 2002 (the "First Director

Term"). Three Director slots will be filled for a two-year term expiring in 2001 (the "Second Director Term"). Three Director slots will be filled for a one-year term expiring in 2000 (the "Third Director Term").

     NOMINEES

     The Board has nominated for re-election the nine current members of the Board of Directors whose terms expire at the Annual Meeting. It is intended that the persons named in the accompanying form of proxy will vote to elect the nine nominees listed below unless authority to vote is withheld. The three nominees for the First Director Term will serve until the 2002 Annual Meeting of Shareholders or until an earlier resignation or retirement or until a successor is elected and qualifies to serve. The three nominees for the Second Director Term will serve until the 2001 Annual Meeting of Shareholders or until an earlier resignation or retirement or until a successor is elected and qualifies to serve. The three nominees for the Third Director Term will serve until the 2000 Annual Meeting of Shareholders or until an earlier resignation or retirement or until a successor is elected and qualifies to serve. Our Bylaws require any Director to own directly at least five shares of the Common Stock, and all nominees qualify.

     We expect that each nominee will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares of Common Stock represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.

     Directors will be elected by a plurality of the votes cast so long as a quorum is present at the meeting. Accordingly, votes withheld from nominees and broker non-votes, if any, will not have the effect of a "negative" vote for the election of Directors. WE RECOMMEND A VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

     Nominees for the Board of Directors are as follows:

     NOMINEES FOR TERMS EXPIRING IN 2002

     O. CHARLIE CHEWNING, JR. - Age 63. Director. Mr. Chewning became a Director in 1996. Mr. Chewning was the Senior Partner of the Carolinas Offices for the accounting firm of Deloitte & Touche LLP, Charlotte, North Carolina from June 1993 to December 1994. Prior to that, he was the Office Managing Partner for the Charlotte office of Deloitte & Touche LLP. He is a member of the Audit Committee and the Chairman of the Corporate Governance Committee.

     L. D. COLTRANE, III - Age 80. Chairman of the Board. Mr. Coltrane has served as a Director since 1965. In 1973, he was named Assistant Secretary and Assistant Treasurer of the Corporation and, in 1974, Assistant to the President. In 1986, Mr. Coltrane was named President of the Corporation to succeed his father, L. D. Coltrane, Jr. He is the father of Michael R. Coltrane.

     PHIL W. WIDENHOUSE - Age 74. Director. Mr. Widenhouse retired as Executive Vice President of the Corporation in 1992. He has served with the Corporation since 1949 in various capacities and as a Director since 1952. Mr. Widenhouse was named Executive Vice President in 1971 and served as a Treasurer from 1973 to 1990. He is Chairman of the Audit Committee and a member of the Compensation Committee.

     NOMINEES FOR TERMS EXPIRING IN 2001

     JOHN R. BOGER, JR. - Age 69. Director. Mr. Boger became a Director in 1978. Mr. Boger is a practicing attorney with the firm of Williams, Boger, Grady, Davis & Tuttle. He is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Boger is a director of Carolina First Bancshares, Inc., Lincolnton, North Carolina.

     WILLIAM A. COLEY - Age 55. Mr. Coley was appointed as a Director by the Board of Directors on January 28, 1999 and is a member of the Corporate Governance Committee. He has served as the President of Duke Power, a division of Duke Energy Corporation, an electric and natural gas utility headquartered in Charlotte, North Carolina, since June 1997. Mr. Coley was the President - Associated Enterprises Group of Duke Power from August 1994 to June 1997 and was the Executive Vice President - Customer Group of Duke Power from January 1994 to August 1994. Mr. Coley is a director of Duke Energy Corporation, Whisper Communications, Inc. and SouthTrust Bank (North Carolina board).

     BEN F. MYNATT - Age 67. Director. Mr. Mynatt became a Director in 1994. Mr. Mynatt is a member of the Compensation Committee. He is owner of Ben Mynatt Chevrolet Inc,, in Concord, North Carolina. Mr. Mynatt serves as a trustee of Rowan-Cabarrus Community College, Salisbury, North Carolina and Wingate University, Wingate, North Carolina.

     NOMINEES FOR TERMS EXPIRING IN 2000

     MICHAEL R. COLTRANE - Age 52. President, Chief Executive Officer, Director. Prior to joining the Corporation in 1988, Mr. Coltrane served as Executive Vice President of First Charter National Bank for more than six years and as Vice President of a large regional bank for more than ten years. He became a Director of the Corporation in 1988. Mr. Coltrane is a director of U.
S. Telecom Holdings, Inc., Access/On Multimedia and First Charter Corporation. Mr. Coltrane is the son of L. D. Coltrane, III.

     SAMUEL E. LEFTWICH - Age 68. Director. Mr. Leftwich became a Director in 1996. He is the retired Chairman of the Board of Centrel Telephone Company, a telecommunications company located in Chicago, Illinois. Mr. Leftwich served as Chairman of Centrel Telephone Company from January 1990 until December 1992. He is a member of the Corporate Governance Committee and the Compensation Committee.

     JERRY H. MCCLELLAN - Age 68. Director. Mr. McClellan served as an Executive Vice President of the Corporation from 1985 to 1996, when he retired. He served with the Corporation in various capacities since 1949 and as a Director since 1984. He is a member of the Corporate Governance Committee.

COMPENSATION OF DIRECTORS

     During 1998, each Director of the Corporation who was not employed by the Corporation or its subsidiaries (an "outside Director") was paid $5,500 as an annual retainer and $500 for each meeting of the Board of Directors attended. Committee chairmen were paid $300 per Committee meeting, and Committee members were paid $250 per Committee meeting. For meetings by telephone conference call, Board members were paid $100 per call, and Committee members were paid $50 per call. The annual retainer was paid in the form of Common Stock. All other fees were paid in cash, unless otherwise elected by the Director, as described below.

     Effective January 28, 1999, the Corporation revised its Director compensation arrangements, based on the recommendations of an outside consultant. Outside Directors now receive an annual retainer of $12,000 and $750 for each meeting of the Board of Directors attended. Committee chairmen are paid $600 per Committee meeting, and Committee members are paid $500 per Committee meeting. For meetings by telephone conference call, Board members are paid $100 per call, and Committee members are paid $50 per call. The annual retainer is paid in the form of Common Stock. All other fees are paid in cash, unless otherwise elected by the Director, as described below.

     The Corporation's 1996 Director Compensation Plan (the "Director Plan") reserves 45,000 shares of Common Stock for issuance to non-employee Directors who elect to receive part or all of their compensation in Common Stock instead of cash. Under the Director Plan, dollar values for the retainer and any accumulated meeting fees are added together, and this amount is converted to a number of shares based on the fair market value at the time of the meetings. Payments in Common Stock are made annually following the election of Directors. Any fractional shares are rounded up to the next whole share when issued.

     Directors also receive an annual grant of shares of Common Stock having a fair market value of $5,000, which is fully vested on the date of grant.

ATTENDANCE OF DIRECTORS

     During 1998, the Board of Directors held nine meetings. Each Director attended at least 75% of the meetings of the Board of Directors and committee meetings of the Board of Directors on which he served that were held when he was a Director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The full Board considers all major decisions of the Corporation. However, the Board of Directors has established Corporate Governance, Audit and Compensation Committees with specific duties for the Corporation. The following table lists the various members of each Committee and the number of Committee meetings in 1998. A description of the duties of each Committee follows the table.


                       COMMITTEE MEMBERSHIP AND MEETINGS



 CORPORATE GOVERNANCE          AUDIT                   COMPENSATION
------------------------------------------------------------------------------
    O. C. Chewning, Jr.       John R. Boger, Jr.      John R. Boger, Jr.
      S. E. Leftwich         O. C. Chewning, Jr.        S. E. Leftwich
    Jerry H. McClellan       Phil W. Widenhouse         Ben F. Mynatt
     William A. Coley                --               Phil W. Widenhouse
     3 meetings during 1998  2 meetings during 1998   1 meeting during 1998

     CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee determines the nominees for Directors and may consider written nominations of candidates for election to the Board of Directors properly submitted by our shareholders to the Secretary of the Corporation. The Corporate Governance Committee also establishes and reviews various procedures used by the Board of Directors and executive officers in conducting the business of the Board of Directors and the Corporation.

     AUDIT COMMITTEE. On an annual basis, this Committee reviews our independent auditors' reports. The Audit Committee also reviews the scope and detail of our audit program, which is conducted to protect against improper and unsound practices and to furnish adequate protection of all of our assets and records. It also reviews other reports from the independent public accountants and makes recommendations to the full Board of Directors.

     COMPENSATION COMMITTEE. The Compensation Committee, composed of outside ("non-employee") Directors, annually reviews and approves all executive officers' salaries, including base salaries, target bonus levels, actual bonuses and long-term incentive awards to be paid to executive officers. It also reviews recommendations from management regarding major benefit plans. In carrying out these functions, we believe it is important to align executive compensation with business objectives and strategies, management initiatives, financial performance and enhanced shareholder value.

                     MANAGEMENT OWNERSHIP OF COMMON STOCK

     The following table shows, as of January 31, 1999, the number of shares of Common Stock and the percent of outstanding shares of Common Stock beneficially owned by (i) all current Directors and nominees for Director, (ii) each executive officer of the Corporation named in the Summary Compensation Table contained herein and (iii) all Directors, nominees for Director and executive officers as a group. None of the Directors or executive officers of the Corporation owned any shares of the Corporation's 4 1/2% Preferred Stock or 5% Preferred Stock as of January 31, 1999.


                                                      COMMON STOCK BENEFICIALLY OWNED (1)
                                                      -----------------------------------
                         NAME                              NUMBER       PERCENT OF CLASS
----------------------------------------------------- ---------------- -----------------
     Michael R. Coltrane                                  338,522(2)           3.6%
     L.D. Coltrane, III                                   231,550(3)           2.5
     Phil W. Widenhouse                                    99,299(4)           1.1
     Jerry H. McClellan                                    27,780(5)             *
     Thomas A. Norman                                      23,036(6)             *
     Barry R. Rubens                                       21,605(7)             *
     Kenneth R. Argo                                       17,989(8)             *
     Ben F. Mynatt                                         12,576(9)             *
     Catherine A. Duda                                      5,647(10)            *
     O.C. Chewning, Jr.                                     4,586                *
     John R. Boger, Jr.                                     3,966(11)            *
     S.E. Leftwich                                          2,108                *
     Michael R. Nash                                        1,600                *
     Richard L. Garner, Jr.                                 1,040                *
     Charlotte S. Walsh                                     1,000                *
     William A. Coley                                         129                *
     All Directors and executive officers
     of the Corporation as a group (16 persons)(12)       792,433              8.3%

---------
* Less than 1%.

(1) Unless otherwise noted, the persons named in the table have sole voting and investment power over shares included in the table.
(2) Includes 157,753 shares held in trust for which Mr. Coltrane is a co-trustee with Phyllis C. Ausband, his sister, with whom he shares voting and investment power; 7,249 shares owned by his spouse and 22,185 shares represented by currently exercisable options. Does not include 179,498 shares held indirectly by a trust for which Mr. Coltrane is the trustee and a beneficiary, as described in footnote 3, below.
(3) Includes 22,725 shares owned by spouse and 179,498 shares owned by LDC Associates, L.P., as to which Mr. Coltrane shares voting and investment power. LDC Associates, L.P. is 99% owned by a grantor trust established by Mr. Coltrane and his wife (the "Trust") and is 1% owned by the general partner of LDC Associates, L.P. (the "General Partner"). Mr. Coltrane and his wife together own all of the stock of the General Partner and, therefore, share voting and investment power over the Common Stock held by LDC Associates, L.P. Michael R. Coltrane is the trustee and a beneficiary of the Trust.
(4) Includes 50,659 shares owned by spouse.
(5) Includes 7,316 shares owned by spouse and 2,248 shares represented by currently exercisable options.
(6) Includes 13,872 shares represented by currently exercisable options.
(7) Includes 14,329 shares represented by currently exercisable options.
(8) Includes 1,937 shares owned by spouse and 438 shares represented by currently exercisable options.
(9) Includes 2,142 shares owned by spouse.
(10) Includes 2,292 shares represented by currently exercisable options.
(11) Includes 1,086 shares owned by spouse.
(12) Includes an aggregate of 181,094 shares represented by currently exercisable options. Does not include 522,328 shares held by First Charter National Bank. L.D. Coltrane, III and Michael R. Coltrane are shareholders and Michael R. Coltrane is a Director of First Charter Corporation, the parent corporation of First Charter National Bank.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table shows the compensation of the Chief Executive Officer and the four additional most highly compensated executive officers (other than the Chief Executive Officer) of the Corporation during 1998 (the "named executive officers") for the past three years.



                                                                                LONG TERM
                                                                               COMPENSATION
                                     ANNUAL COMPENSATION                         AWARDS
                        --------------------------------------------- ----------------------------
                                                            OTHER       RESTRICTED     SECURITIES
                                                           ANNUAL          STOCK       UNDERLYING      ALL OTHER
NAME AND                          SALARY      BONUS     COMPENSATION      AWARDS      OPTIONS/SARS    COMPENSATION
PRINCIPAL POSITION(S)    YEAR     ($)(1)      ($)(2)       ($)(3)          $(4)            (#)           ($)(5)
----------------------- ------ ----------- ----------- --------------  ------------  --------------  -------------
 Michael R. Coltrane    1998    $225,000    $139,311       $65,891       $ 40,741         3,748         $17,172
   President and Chief  1997     220,000      86,680             0        172,163        11,268          11,333
   Executive Officer    1996     200,000      34,538        18,634         21,828             0           5,627
 Nicholas L.
 Kottyan(6)             1998    $168,000      77,129             0         19,257         1,772         $ 8,011
   Senior Vice          1997     160,000      61,430             0         50,611         1,330           6,622
   President            1996     135,000      33,405             0         10,593             0           4,603
   and Assistant
   Secretary
 Barry R. Rubens        1998    $168,000      71,613             0         18,602         1,708         $12,595
   Senior Vice          1997     152,000      47,262             0         59,385         5,124          10,323
   President            1996     130,000      62,178             0         10,272             0           2,265
   Chief Financial
   Officer,
   Secretary and
   Treasurer
 Thomas A. Norman       1998    $151,915      87,214             0         18,471         1,692         $12,762
   Senior Vice          1997     125,000      41,938             0         66,447         5,088           8,712
   President            1996     119,000      16,885             0          3,531             0           1,116
   and Assistant
   Secretary
 Catherine A. Duda      1998    $137,672      67,560             0          7,074           656         $ 8,967
   Senior Vice          1997     120,000      31,432             0         25,038         1,972           5,356
   President            1996     101,923       6,662             0              0         1,810             161
   and Assistant
   Secretary

---------
(1) Amounts shown include cash and non-cash compensation received by the executive officer.

(2) The annual bonus is paid each year based on goals reviewed and approved by the Board of Directors. See "Report of the Compensation Committee on Executive Compensation -- Bonuses."

(3) Gain from the exercise of stock options.

(4) Represents the value of shares of restricted stock under the Corporations's 1995 Restricted Stock Award Program (the "RSAP"). A total of 7,084 restricted shares of Common Stock with a weighted average fair market value of $32.75 per share were granted in 1998 to key employees who achieved certain performance goals. The shares are subject to certain transferability restrictions for specific periods of four or ten years. Recipients are entitled to receive any cash dividends made with respect to the shares of restricted stock prior to the end of this restricted period. The number and value of the aggregate restricted stock holdings of the named executive officers as of December 31, 1998 were as follows: Michael
    R. Coltrane -- 12,120 shares ($439,350); Nicholas L. Kottyan -- 4,016 shares ($145,580); Barry R. Rubens -- 5,232 shares ($189,660); Thomas A. Norman -- 6,589 shares ($238,851); and Catherine A. Duda -- 2,192 shares ($79,460).

(5) Amounts represent the Corporation's matching contributions to the Employee Savings Plan, contributions by the Corporation with respect to term life insurance and supplemental disability insurance.

(6) Mr. Kottyan's employment with the Corporation ended effective December 31, 1998.

STOCK BENEFIT PLANS

     We have in effect the Comprehensive Stock Option Plan (the "Comprehensive Plan") pursuant to which the Corporation may grant stock options to certain key employees. No options were granted to or exercised by named executive officers in 1998 under the Comprehensive Plan.

     We also have in effect the 1989 Executive Stock Option Plan (the "1989 Plan"). No options were granted to named executive officers in 1998 under the 1989 Plan. Pursuant to the 1989 Plan, no additional options may be granted, and all options outstanding at year-end expire in 1999.

     In addition, the Corporation has the CT Communications, Inc. Omnibus Stock Compensation Plan (the "Omnibus Plan"). During 1998, options to purchase an aggregate of 20,752 shares of Common Stock were granted under the Omnibus Plan, of which options to purchase an aggregate of 9,576 shares of Common Stock were granted to named executive officers. No options were exercised by named executive officers in 1998 under the Omnibus Plan.

     The following table sets forth information regarding options granted to the executive officers named in the Summary Compensation Table during 1998. No free-standing stock appreciation rights ("SARs") were granted to executive officers during 1998.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                          INDIVIDUAL GRANTS (1)
                       -----------------------------------------------------------
                                     PERCENT OF
                                        TOTAL
                         NUMBER OF    OPTIONS/                MARKET
                        SECURITIES      SARS                   PRICE                     POTENTIAL REALIZABLE VALUE AT
                        UNDERLYING   GRANTED TO   EXERCISE      ON                    ASSUMED ANNUAL RATES OF STOCK PRICE
                         OPTIONS/     EMPLOYEES    OR BASE     GRANT                      APPRECIATION FOR OPTION TERM
                           SARS       IN FISCAL     PRICE      DATE     EXPIRATION ------------------------------------------
NAME                    GRANTED(#)      YEAR       ($/SH)       ($)        DATE       0%($)         5%($)          10%($)
---------------------- ------------ ------------ ---------- ---------- ----------- ----------- -------------- ---------------
 Michael R. Coltrane      3,748          18.06       32.58      32.75    2/28/08       637.16      77,845.96      196,282.26
 Barry R. Rubens          1,708           8.23       32.58      32.75    2/28/08       290.36      35,475.16       89,447.96
 Nicholas L. Kottyan      1,772           8.54       32.58      32.75    2/28/08       301.24      36,804.44       92,799.64
 Thomas A. Norman         1,692           8.15       32.58      32.75    2/28/08       287.64      35,142.84       88,610.04
 Catherine A. Duda          656           3.16       32.58      32.75    2/28/08       111.52       3,625.12       34,354.72

---------
(1) All options vest at the rate of 25% per year over four years.

     The following table provides a summary of the stock option exercises during 1998 by the named executive officers and the value of these executive officer's unexercised stock options held at fiscal year end.


                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES



                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                          SHARES                       FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
                       ACQUIRED ON      VALUE     ----------------------------- ----------------------------
NAME                   EXERCISE (#)  REALIZED ($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------- ------------- ------------- ------------- --------------- ------------- --------------
Michael R. Coltrane       3,128(1)     65,891        22,185         12,199         441,317       184,671
Barry R. Rubens               0             0        14,329          5,551         300,032        83,995
Nicholas L. Kottyan           0             0        13,928          5,764         289,336        87,241
Thomas A. Norman              0             0        13,872          5,508         217,158        65,259
Catherine A. Duda             0             0         2,292          2,136          34,197        25,309

---------
(1) Exercised pursuant to the 1989 Plan.

     The Corporation has in effect the 1995 Employee Stock Purchase Plan (the "1995 ESPP") and the 1997 Employee Stock Purchase Plan (the "1997 ESPP"). During 1998, the Corporation did not sell any additonal shares of Common Stock to employees under the 1995 ESPP, but sold 2,344 shares at $32.75 per share under the 1997 ESPP.

MANAGEMENT AGREEMENTS

     CHANGE IN CONTROL AGREEMENTS. The Corporation has entered into Change in Control Agreements with Michael R. Coltrane, Barry R. Rubens, Nicholas L. Kottyan, Thomas A. Norman, Catherine A. Duda, Michael R. Nash, Richard L. Garner, Jr. and Charlotte S. Walsh. These agreements provide for certain payments, additional medical and other fringe benefits to such officers in the event their employment is terminated following a "change in control" of the Corporation, as defined in the agreements. The Agreements also include covenants not to compete and not to disclose confidential information.

     NORMAN EMPLOYMENT AGREEMENT. The Corporation, CT Global Telecommunications, Inc., a wholly owned subsidiary of the Corporation ("CTGT"), and Thomas A. Norman entered into an Employment Agreement, dated as of September 10, 1998 (the "Norman Agreement"). Pursuant to the Norman Agreement, the Corporation and CTGT agreed to employ Mr. Norman as a Senior Vice President of the Corporation, President of CTGT and (on an interim basis) as Chief Executive Officer of Amaritel, S.A. de C.V (doing business as "Maxcom"). The Corporation currently owns approximately 17% of the equity securities of Maxcom, and CTGT provides certain management and operating services to Maxcom under an operating agreement. For his services, Mr. Norman receives (i) an annual base salary of $132,000 (increased to $185,000 so long as he remains the Maxcom Chief Executive Officer), (ii) a foreign service premium of $2,000 per week for each calendar week that Mr. Norman works at least four full days in Mexico (reduced to $1,000 per week so long as Mr. Norman is the Maxcom Chief Executive Officer), (iii) a one-time $25,000 signing bonus and (iv) a one-time $100,000 at such time as CTGT may earn an equity incentive option under the Maxcom operating agreement (the "CTGT Options"). In lieu of participating in the Corporation's annual bonus program, Mr. Norman participates in the CTGT annual bonus program, with performance measures based on the extent to which CTGT achieves the CTGT options. Mr. Norman also is eligible to receive an annual bonus based on the performance of Maxcom, in lieu of any annual bonus plan of the Corporation. Mr. Norman receives normal benefits under the Corporation's various welfare benefit plans, except that he is reimbursed for 100% of his actual reasonable travel expenses on behalf of CTGT and living expenses incurred while in Mexico. The Norman Agreement expires on August 31, 2000, unless it is extended by mutual agreement or it is terminated (i) for cause, (ii) for death or disability of Mr. Norman, or (iii) upon 60-days prior notice by the Corporation, subject to certain payments by the Corporation to Mr. Norman. Mr. Norman's Change in Control Agreement remains in effect, subject to certain modifications related to the operation of Maxcom.


     KOTTYAN SEPARATION AGREEMENT AND RELEASE. The Corporation and Nicholas L. Kottyan entered into a Separation Agreement and Release, dated as January 18, 1999 ( the "Separation Agreement"), in connection with Mr. Kottyan's termination of employment as of December 31, 1998. Except for the confidentiality, non-compete and other post employment obligations of Mr. Kottyan under his Change in Control Agreement, as described above, Mr. Kottyan's Change in Control Agreement was terminated effective December 31, 1998. The Separation Agreement provides that Mr. Kottyan will receive various payments under the Corporation's annual bonus program for the period through December 31, 1998 and provides for certain vesting schedules for existing stock options and restricted shares. The Separation Agreement further provides the Corporation shall pay salary continuation to Mr. Kottyan from January 1, 1999 through March 31, 1999 based on his 1998 salary rate. Such salary continuation payments shall continue thereafter through September 30, 1999 or until Mr. Kottyan accepts or begins other work, starts his own business or becomes otherwise self-employed, whichever is earlier.


SERP

     The Corporation's Supplemental Executive Retirement Plan ("SERP") provides additional benefits for key executive employees, who include Michael R. Coltrane, Barry R. Rubens, Nicholas L. Kottyan, Thomas A. Norman and Catherine
A. Duda. The SERP is intended to provide an aggregate income replacement ratio of 60% after 20 years of service of such employee's pre-retirement average compensation when taking into account the Corporation's pension benefit plan and Social Security. Because Mr. Kottyan's employment terminated prior to his attaining five years of service, he will not receive any benefits under the SERP.


PENSION PLAN

     The Corporation has in effect a non-contributory pension plan, which applies to all employees, including officers, who have completed one year of service and attained age 21. The amount of annual benefit to be paid in monthly installments for life, based on service to normal retirement date and straight life annuity, is the sum of (i) 1.1% of average compensation multiplied by creditable service not in excess of 40 years, plus (ii) .65% of average compensation in excess of covered compensation multiplied by creditable service not in excess of 35 years. Covered compensation is determined from Internal Revenue Service tables published annually. Payments under the Pension Plan are not offset by Social Security. Contributions for officers to the Pension Plan fund are not included because they cannot be readily calculated by the regular actuary for the Pension Plan.


                              PENSION PLAN TABLE*



                                      ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT
                                         WITH YEARS OF CREDITABLE SERVICE INDICATED
                           -----------------------------------------------------------------------
 5-YEAR AVERAGE ANNUAL PAY      15          20          25          30          35          40
-------------------------- ----------- ----------- ----------- ----------- ----------- -----------
        $   50,000          $ 10,200    $ 13,600    $ 17,000    $ 20,400    $ 23,800    $ 26,550
            75,000            16,763      22,350      27,938      33,525      39,113      43,238
           100,000            23,325      31,100      38,875      46,650      54,425      59,925
           125,000            29,888      39,850      49,813      59,775      69,738      76,613
           150,000            36,450      48,600      60,750      72,900      85,050      93,300
           175,000            43,013      57,350      71,688      86,025     100,363     109,988
           200,000            49,575      66,100      82,625      99,150     115,675     126,675
           225,000            56,138      74,850      93,563     112,275     130,988     143,363
           250,000            62,700      83,600     104,500     125,400     146,300     160,050

     *Assuming a normal retirement date of December 31, 1998.

     As of December 31, 1998, the credited years of service and compensation covered by the Pension Plan, for each named executive officer, were as follows:
Mr. Coltrane -- 10 years ($149,350), Mr. Kottyan -- 4 years ($145,219), Mr.
Rubens -- 6 years ($123,607), Mr. Norman -- 3 years ($128,015) and Ms. Duda -- 3 years ($128,790). Under the terms of the Pension Plan, Mr. Norman and Ms. Duda will not have any vested benefit until each of them attains five years of service with the Corporation. Because Mr. Kottyan's employment terminated prior to his attaining five years of service, he will not receive any benefits under the Pension Plan.


REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee approves all executive officer compensation and submits it to the full Board of Directors for its information. Set forth below is a report of the Compensation Committee regarding executive compensation for fiscal year 1998.

     EXECUTIVE COMPENSATION POLICIES AND PROGRAM. Our executive compensation program is designed to:

       o Attract and retain qualified management,

       o Enhance short-term financial gains, and

       o Enhance long-term shareholder value and align interests with shareholders.

     The total compensation package for our executives includes cash and equity-based compensation. Annual compensation may consist of a base salary, a bonus, grants of stock options and grants of restricted stock. Our policy is generally to provide base salary at approximately the 50th percentile paid to comparable executives, while focusing also on incentive compensation that is linked to the performance of the Corporation. We strive, however, to provide each executive officer with total annual cash compensation (base salary and bonus) in an amount that would be paid on the open market for a fully qualified officer of that position.

     BASE SALARIES. Generally, the Compensation Committee determines the level of base salary for the Chief Executive Officer ("CEO") and the Corporation's other executive officers based on competitive norms derived primarily from reports of consultants retained by the Corporation for this purpose. Actual salary changes are based upon an evaluation of each individual's performance. In addition, with respect to each executive, including the CEO, the Compensation Committee considers the individual's performance, including that individual's total level of experience in the telecommunications industry, his record of performance and contribution to our success relative to his job responsibilities and his overall service to us. During 1998, the Compensation Committee maintained 1998 base salaries for our executive officers that were equal approximately to the 50th percentile paid to comparable executives, based on the information available to the Compensation Committee.

     BONUSES. An annual bonus has been a long-standing tradition of the Corporation. The annual bonus is paid each year based on goals reviewed and approved by the Board of Directors. These goals fall generally into three categories: financial, customer satisfaction and individual. Financial goals include targets for revenue, operating margins, share price, ratio of revenue to labor costs, access line additions and major account retention, and comprise 60% of the bonus award. Customer satisfaction goals take into account the results of new customer satisfaction surveys, the achievement of service repair targets and the timeliness of call center responses, and comprise 25% of the bonus award. Individual goals are set at the beginning of each year for each executive, based on his or her particular areas of responsibility, and comprise 15% of the bonus award.

     EQUITY BASED COMPENSATION. The final component of an executives' core annual compensation consists of stock options and restricted stock. This equity-based compensation is designed to be a long-term incentive for executives to enhance shareholder value. We maintain the 1989 Plan, the Comprehensive Plan, the Omnibus Plan, and the Restricted Stock Award Plan pursuant to which we may grant stock options (both statutory and nonstatutory) and restricted stock awards to key employees. The Compensation Committee administers these Plans in its sole discretion, including the determination of the individuals to whom options or awards will be granted, the terms on which those options are granted and the number of shares subject thereto. In general, when determining the key employees to whom options or awards shall be granted, the Compensation Committee considers an executive's relative job responsibilities and abilities to impact the financial and operating performance of the Corporation, the aggregate value of options or awards granted in relation to base salary and the relative positions of the executives with the Corporation. When the Compensation Committee granted options and awards in 1998, it considered several factors, including the maximum aggregate number of options and awards to be granted under the Plans in 1998, the cumulative amount outstanding and the aggregate number of options and awards to be granted as a percentage of total shares outstanding.

     OTHER. In addition to the above forms of compensation, we also provide group term life insurance, full life insurance and short and long-term disability insurance. Executive officers generally also participate in the non-contributory pension plan, as discussed above.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. The CEO's base salary is determined by the Compensation Committee after reviewing the salaries of top executives of comparable telecommunication companies, using the process previously described. The Committee targeted the total annual compensation for the CEO in 1998 to be approximately the median for comparable executives, based on information available to the Compensation Committee. The Committee targeted the CEO's base salary in 1998 for between the 35th to 40th percentile for comparable executives. The bonus paid in 1998 was pursuant to the bonus plan available to the Corporation's other executive officers.

     SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

  JOHN R. BOGER, JR.   S.E. LEFTWICH
  BEN F. MYNATT        PHIL W. WIDENHOUSE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John R. Boger, Jr., S.E. Leftwich, Ben F. Mynatt and Phil W. Widenhouse currently serve as members of the Compensation Committee. Mr. Widenhouse retired as Executive Vice President of the Corporation in 1992 and served in various capacities with the Corporation from 1949 to 1992.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation may from time to time have short-term loans outstanding with First Charter National Bank, Concord, North Carolina. L.D. Coltrane, III is a member of the Advisory Board and a shareholder and Michael R. Coltrane is a shareholder and director of First Charter National Bank's holding company. As of December 31, 1998, the Corporation had no outstanding loans with First Charter National Bank. The Corporation also has an available line of credit totaling $5 million at First Charter National Bank. First Charter National Bank is the Trustee of the Corporation's Employee Stock Ownership Plan, the Employee Savings Plus Plan and the Employees Plan of The Concord Telephone Company. The Corporation paid First Charter National Bank a fee of approximately $225,000 for such services in 1998.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock with (i) the Tel Index, a composite of nine telecommunications companies, and (ii) the Standard & Poor's 500 Stock Index, a broad equity market index, assuming in each case the investment of $100 on December 31, 1993 and the reinvestment of dividends. The companies in the Tel Index are Alltel Corporation, Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, GTE Corporation, Nynex Corporation, Pacific Telesis Group, SBC Communications Inc., and US West Inc.


       COMPARISON OF THE TOTAL RETURN OF THE CORPORATION'S COMMON STOCK,
                       THE S&P 500 AND A PEER GROUP INDEX

Plot points for Performance Graph appear below:

                       CTC                S&P 500         Tel Index
                       ---                -------         ---------
12/93                  100                 100              100
3/94                   156.2               118.44           127.09
6/94                   155.29              113.95           119.77
9/94                   153.83              114.43           127.1
12/94                  149.91              120.03           124.82
3/95                   152.34              120              121.74
6/95                   156.6               131.69           131.66
9/95                   155.98              144.27           139.03
12/95                  181.87              155.74           161.6
3/96                   204.78              165.11           183.25
6/96                   250.66              173.98           170.06
9/96                   270.59              181.79           178.7
12/96                  285.48              187.43           164.67
3/97                   331.5               199.87           185.52
6/97                   346.61              205.27           189.25
9/97                   356.19              241.11           214.65
12/97                  383.76              259.19           222.22
3/98                   390.76              266.63           263.4
6/98                   394.32              303.8            312.05
9/98                   395.77              313.94           301.39
12/98                  399.55              282.55           324.75
                       401.04              342.68           400.48



                 --------------------------------------------
                                     ITEM 2
                 APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN
                 --------------------------------------------
     The Board of Directors has adopted the CT Communications, Inc. 1999 Employee Stock Purchase Plan (the "1999 ESPP"), which is subject to the approval of the shareholders of the Corporation. The text of the 1999 ESPP is set forth in its entirety as Exhibit A to this Proxy Statement, and the following summary is qualified by reference thereto. The proposal for approval of the 1999 ESPP will require the affirmative vote of the holders of a majority of the votes present and voting with respect to this matter at the Annual Meeting. Accordingly, neither abstentions nor broker non-votes, if any, will have the effect of a negative vote with respect to this matter. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE 1999 ESPP.

     The 1999 ESPP is designed to give all eligible employees an employment incentive by increasing their proprietary interest in the Corporation's success, encouraging ownership of the Common Stock and encouraging them to remain in the employ of the Corporation. The maximum number of shares of Common Stock subject to the 1999 ESPP will be 150,000 shares, subject to adjustment generally to protect against dilution in the event of changes in the capitalization of the Corporation. In the event that any option expires or is terminated, surrendered or canceled without being exercised, in whole or in part, the number of shares of Common Stock subject to that option shall again be available for grant as an option and shall not reduce the aggregate number of shares available for grant as options under the 1999 ESPP. The closing price for the Common Stock on March 12, 1999 on the Nasdaq National Market was $40.00.

     The 1999 ESPP provides for the granting of options to all eligible employees of the Corporation and its subsidiaries, both officers and non-officers, entitling them to purchase shares of the Common Stock at the fair market value on the date of grant (the "Exercise Price"). The fair market value generally will be the closing price of a share of Common Stock (the "Fair Market Value") as reported on the Nasdaq National Market. In each period during which options are made available, the Corporation also may provide each employee with one or more additional share(s) of Common Stock based on a ratio to the shares purchased by the employee in such period (the "Bonus Shares"). The Compensation Committee may set this ratio for each period in its sole discretion. The Compensation Committee shall grant the options at its discretion. Accordingly, adoption of the 1999 ESPP by the shareholders will not result in any grant of options unless and until additional action is taken by the Compensation Committee.

     All employees of the Corporation and its subsidiaries will be eligible to participate in the 1999 ESPP, including those directors and nominees for election as director who also are employees of the Corporation or its subsidiaries. Currently, there are approximately 500 employees of the Corporation and its subsidiaries who will be eligible to participate in the 1999 ESPP. The number of options that may be awarded to executive officers of the Corporation or other eligible employees cannot be determined at this time. The 1999 ESPP permits the Compensation Committee to establish the date(s) upon which an option may be granted and the exercise date for such options (the "Exercise Date").

     Options will terminate on a date specified by the Compensation Committee, and the option is exercisable only at the end of a period specified by the Compensation Committee (the "Exercise Date"). However, the 1999 ESPP provides that if an employee's employment terminates after the granting of an option and before the Exercise Date for any reason other than retirement with the consent of the Corporation (as defined in the 1999 ESPP), medical disability (as defined in the 1999 ESPP) or death, then such employee's options terminate immediately. If an employee retires with the consent of the Corporation or if an employee becomes medically disabled or dies, such employee (or his or her estate, personal representative or beneficiary) may exercise the option within two business days prior to the Exercise Date.

     Options shall be exercised by delivering to the Corporation, not later than three business days prior to the Exercise Date, such forms as the Corporation shall prescribe, along with the full Exercise Price. The employee may elect to pay the Exercise Price by making full payment of the Fair Market Value of the shares to the Corporation by the Exercise Date. Alternatively, the employee may deliver a note (the "Note") to the Corporation by the Exercise Date in payment of some or all of the Exercise Price. The Note will have a maturity date not to exceed 24 months from the date of issuance and shall accrue simple interest at a rate of 6% per annum. The Note shall be secured by the shares of Common Stock to be purchased thereby, and the Corporation will hold the certificate for such shares until the Note is paid in full. Payments on the Note are made from the employee's salary on a payroll deduction basis. The employee will have all rights as a shareholder of the Corporation with respect to such shares upon payment of the Exercise Price (whether by cash, by Note, or both), including the power to vote such shares and receive dividends or other distributions thereon. Notwithstanding the foregoing, if the number of shares of Common Stock for which options are granted exceeds the remaining shares available under the 1999 ESPP, then options shall be reduced proportionately by rounding down to the nearest whole share.

     The 1999 ESPP will be administered by the Compensation Committee. The Compensation Committee may prescribe rules and regulations for such administration and decide questions with respect to the interpretation or application of the 1999 ESPP. In addition, the Compensation Committee will have the authority to alter, amend, suspend or discontinue the 1999 ESPP at any time without notice, except that no such action may adversely affect the rights of any employee who has been granted an option. The Compensation Committee, however, may not increase the number of shares of Common Stock subject to option under the 1999 ESPP, change the formula by which the price at which options may be exercised is determined or increase the number of shares that an employee who is granted an option may purchase.

     Options are not transferable, except as provided by will or applicable laws of descent or distribution. An option may be exercised only by the employee during his or her lifetime, and only be the employee's beneficiary, estate or similar person upon an employee's death. The Corporation intends to register the shares to be issued under the 1999 ESPP under the Securities Act of 1933, as amended, as soon as practicable after approval of the 1999 ESPP by the shareholders at the Annual Meeting.

     The 1999 ESPP is not intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code, and the shares acquired under the 1999 Plan will not have the tax treatment available under Section 423 of the Code. For Federal income tax purposes, the grant of the options will not be a taxable event to the employees. The exercise of the options, however, will be a taxable event. At the time an option is exercised under the 1999 Plan, the employee will be treated as having received ordinary income equal to the difference between the fair market value of the acquired shares on the Exercise Date over the price paid for the shares. The fair market value of any Bonus Shares received by an employee on an Exercise Date will also be treated as ordinary income. The Company will be allowed a deduction for Federal income tax purposes equal to the amount of ordinary income attributable to the employee upon exercise. The employee's holding period for the acquired shares will commence on the Exercise Date.

     The 1999 ESPP is not qualified under the provisions of Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

                 ---------------------------------------------
                                     ITEM 3
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                ---------------------------------------------
     We have appointed KPMG, LLP, independent public accountants, as our auditors for 1999 and recommend our shareholders ratify the appointment. KPMG, LLP has acted in this capacity since 1988. We have been advised by KPMG, LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Corporation other than as its auditors. Although the selection and appointment of the independent auditors is not required to be submitted to a vote, we deem it advisable to obtain your ratification of this appointment. We understand that a representative from KPMG, LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. WE RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THIS FIRM AS INDEPENDENT AUDITORS OF THE CORPORATION FOR 1999. If you do not ratify the appointment of KPMG, LLP, we will consider a change in auditors for the next fiscal year.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon our records, we believe that under Section 16 of the Exchange Act, all filing requirements of our Directors and officers have been complied with on a timely basis for 1998, except that L.D. Coltrane, III, the Chairman of the Board of the Corporation, failed to timely file one report reflecting nine transactions and Michael R. Coltrane, the President and Chief Executive Officer of the Corporation, failed to timely file one report reflecting two transactions. Both late reports and each transaction related to the creation of a family trust for estate planning purposes, for which L.D. Coltrane, III and his wife are the settlors and Michael R. Coltrane is a trustee and beneficiary.

                             SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2000 Annual Meeting of Shareholders is November 23, 1999. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2000 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by February 6, 2000. A proposal received after such date will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Exchange Act, and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal.

                  ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

     Our 1998 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, excluding exhibits, accompany this Proxy Statement. COPIES OF THE EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST TO CT COMMUNICATIONS, INC., 68 CABARRUS AVENUE, EAST, CONCORD, NORTH CAROLINA 28026-0228, ATTENTION: BARRY R. RUBENS, CHIEF FINANCIAL OFFICER AND PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

                                OTHER BUSINESS

     We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with the recommendations of the Board of Directors.

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

                                                                      APPENDIX A


                            CT COMMUNICATIONS, INC.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSES.

     This CT Communications, Inc. 1999 Employee Stock Purchase Plan is intended to provide an employment incentive to eligible employees, including officers, of CT Communications, Inc. (the "Corporation") and its Subsidiary corporations, by increasing their proprietary interest in the Corporation's success and encouraging ownership of the Corporation's Common Stock, and to encourage them to remain in the employ of the Corporation or a Subsidiary. It is not intended that this Plan shall operate as an "employee stock purchase plan" within the meaning of Code section 423(b).


2. DEFINITIONS.

     Wherever used herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

      (a) "Board of Directors" means the Board of Directors of the Corporation.


      (b) "Code" means the Internal Revenue Code of 1986, as now in force or as hereafter amended.

      (c) "Committee" means the Compensation Committee of the Board of Directors, to which the Board of Directors may delegate its powers with respect to administration of the Plan pursuant to Section 3 hereof.

      (d) "Common Stock" means the common stock, no par value, of the Corporation. Common Stock hereunder includes stock of original issue, stock acquired on the open market, and stock acquired through a private placement.

      (e) "Corporation" means CT Communications, Inc., a North Carolina corporation.

      (f) "Elected Shares" means those shares of Common Stock which an Optionee elects to purchase pursuant to Section 6(c) hereof.

      (g) "Employee" means an employee (including officers) of the Corporation or a Subsidiary.

      (h) "Exercise Date" means the date after which an Option shall lapse and become null and void. The Exercise Date for each Option Period shall be established by the Committee.

      (i) "Fair Market Value" of the Common Stock as of any date means, for so long as shares of the Common Stock are listed on a national securities exchange or reported on the Nasdaq Stock Market as a National Market Security, the closing price of a share of Common Stock; or if no sales prices are quoted for such date, or if the Common Stock is not listed on a national securities exchange or reported on the Nasdaq Stock Market as a National Market Security, "fair market value" shall mean the average of the closing bid and asked prices for a share of Common Stock in the over-the-counter market as reported by the Nasdaq Stock Market. If the Common Stock is not quoted in the over-the-counter market, "fair market value" shall be the fair value thereof determined in good faith by the Board.

      (j) "Note" means the promissory note which may be entered into between an Optionee and the Corporation to facilitate payment for the Elected Shares, as further described in Section 6(e) hereof.

      (k) "Notice of Grant" means the document or documents which shall: (i) be in such form as the Committee shall determine; (ii) incorporate, by reference, the terms and provisions of this Plan; and (iii) be issued to each Optionee at least two weeks prior to the Exercise Date.

      (l) "Option" (or "Options") means the right granted hereunder which will entitle an Optionee to purchase shares of Common Stock.

      (m) "Option Date" means the date upon which Options are granted by the Board of Directors.

      (n) "Option Period" means the term to be established by the Committee for each Option during which an Option may be exercised. Each Option Period shall begin on an Option Date and end on an Exercise Date.

      (o) "Option Price" means the price per share of Common Stock described in
Section 6(b) hereof.

      (p) "Optionee" means an Employee selected by the Committee to receive an Option.

      (q) "Plan" means the CT Communications, Inc. 1999 Employee Stock Purchase Plan.

      (r) "Subsidiary" or "Subsidiaries" means the corporation or corporations meeting the requirements of Code section 424(f) and which the Board designates as a participant in the Plan.


3. ADMINISTRATION.

     The Plan shall be administered by the Committee. No member of the Board of Directors who is not otherwise employed by the Corporation shall be eligible to receive an Option. No individual director who is or within the preceding year has been eligible to receive an Option may serve as a member of the Committee. No member of the Board of Directors may exercise discretion with respect to, or participate in, the administration of the Plan if, at any time within one year prior to such exercise or participation, he or she has been eligible for selection as a person to whom stock may be allocated or to whom stock options or stock appreciation rights may be granted pursuant to the Plan or any other plan of the Corporation or any Subsidiary or other affiliate thereof entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Corporation or of any of its Subsidiaries or other affiliates. Subject to the express provisions of the Plan, the Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, correct any defect or omission or reconcile any inconsistency in the Plan, determine the terms and provisions of the Options granted hereunder, determine and change the Offering Periods, Offering Dates and Exercise Periods (except as otherwise limited herein) and make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on all matters regarding the Plan shall be conclusive. The Committee shall have the absolute discretion to select Optionees and determine the number of shares of Common Stock that may be purchased by an Optionee under this Plan.

4. ELIGIBILITY.

     Any Employee may be designated as an Optionee by the Committee and may be granted as of an Option Date an Option to purchase Common Stock.

5. STOCK.

     The stock subject to the Options to be issued hereunder shall be the Common Stock. The maximum number of such shares to be issued upon the exercise of the Options hereby granted shall be an aggregate of One Hundred and Fifty Thousand (150,000) shares. In the event that any Option expires or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option hereunder and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options as set forth in this Section 5.

6. TERMS AND CONDITIONS OF OPTIONS.

     Options granted hereunder shall be evidenced by a Notice of the Grant. Such Options shall be subject to the following terms and conditions:

      (a) DURATION OF THE OPTION. Each Option shall be exercised by the Exercise Date unless it has expired sooner as a result of the Optionee's termination of the Option or the Optionee's termination of employment as provided in Section 6(h) or 6(i). Each Option not exercised during an Option Period shall expire on the Exercise Date for the Option Period.

      (b) OPTION PRICE. The Option Price shall be the Fair Market Value of the Common Stock on the Option Date but not less than the par value of such stock.

      (c) ELECTED SHARES. Each Optionee shall notify the Corporation, in the manner described in Section 6(g) and on such forms as shall be provided by the Corporation, of the number of Elected Shares which the Optionee wishes to purchase, which election may be for either all or any part of the shares subject to the Option.

      The Optionee may elect to pay the Corporation the Fair Market Value of the Common Stock as described in Section 6(g) by making full payment for the Fair Market Value of the Elected Shares to the Corporation by the Exercise Date. Alternatively, the Optionee may enter into a Note by the Exercise Date (as described in Section 6(e)) to facilitate payment to the Corporation of the Fair Market Value of the Elected Shares.

      Notwithstanding any provision of this Plan to the contrary, if the number of shares of Common Stock for which Options are granted hereunder exceeds the remaining shares of Common Stock available under Section 5 on any Option Date, then the Options granted on such Option Date to all Optionees shall, in a nondiscriminatory manner, be reduced proportionately by rounding down to the nearest whole share; provided, however, that if such an adjustment would result in the grant of any Option to purchase less than one whole share of Common Stock, then in such event no Options shall be granted hereunder on such Option Date.

      (d) MATCHING SHARES. The Corporation may provide each Optionee with one
   (1) or more additional share(s) of Common Stock based upon a ratio to each Optionee's Elected Shares which an Optionee purchases pursuant to this Plan during each Option Period. The Corporation, in its sole discretion, may set the ratio of matching shares to Elected Shares for each Option Period hereunder, and such matching share(s), if granted for an Option Period, will be transferred to the Optionee upon the completed exercise of the Option as described in Section 6(g).

      (e) NOTE. The Corporation shall make available to each Optionee an alternative means of exercising an Option as described in this Section 6(e). Before the Exercise Date, the Optionee and the Corporation may enter into a Note for a period not to exceed twenty-four (24) months, such Note accruing simple interest at the rate of six percent (6%) per annum, computed on a 365 day basis, on the amount due on the Note. The Note, which will be secured by the Elected Shares held by the Corporation as described in Section 9, will be in a principal amount equal to the Fair Market Value of the Elected Shares for which the Optionee does not tender payment by the Exercise Date, and shall be secured by Elected Shares purchased under the Option and held by the Corporation as described in Section 6(l). Payments on the Note will be made from the Optionee's salary on a payroll deduction basis and all amounts withheld shall be exclusively applied to the retirement of the Note.

      (f) DATE BY WHICH OPTION SHALL BE EXERCISED. Except as provided in
   Section 6(i) and (j), each Option which is exercised shall be exercised on or before the Exercise Date.

      (g) MANNER OF EXERCISING OPTION. Except as provided in Section 6(i) and 6(j), each Optionee shall, on such forms as shall be provided by the Corporation, at least three (3) business days prior to the Exercise Date, notify the Corporation of the Optionee's election either to: (i) exercise the Option to purchase all or any part of the Elected Shares by cash payment on or before the Exercise Date; (ii) exercise the Option to purchase all or any part of the Elected Shares by entering into a Note for payment of the Option Price and secured by the Elected Shares; (iii) any combination of (i) or (ii); or, (iv) decline to so exercise the Option, which election, in all events, shall be effective as of said Exercise Date.


      In the event the Optionee so exercises the Option by payment of cash, the Optionee shall tender to the Corporation all funds as may be necessary to purchase all or any part of the Optionee's Elected Shares.

      In the event that the Optionee enters into a Note, salary withholding for repayment of the Note shall begin immediately and continue until the Note is paid in full.

      Should the Optionee fail to deliver the notification form referred to in this Section 6(g), such failure shall be deemed an election by said Optionee to decline to exercise the Option.

      (h) TERMINATION OF OPTION. An Optionee may at any time on or before the Exercise Date terminate the Option in its entirety by written notice of such termination delivered in the manner set forth in Section 11 hereof. Such termination shall become effective upon receipt of such notice by the Corporation. Upon such termination, all further rights and privileges of Optionee granted pursuant to this Plan and the Option granted hereunder shall be terminated.

      (i) TERMINATION OF EMPLOYMENT. In the event that an Optionee's employment by the Corporation or a Subsidiary is terminated other than by retirement with the consent of the Corporation, medical disability (determined in accordance with the Corporation's long term disability plan then in effect) or by death, all rights and privileges of Optionee granted pursuant to the Plan and of any Option granted hereunder shall terminate, except that any obligations arising under the Note(s) shall continue under the terms of the Note(s). If any termination of employment is due to retirement with the consent of the Corporation, the Optionee shall have the right within two
   (2) business days prior to the Exercise Date, to exercise the Option to purchase all or any part of the Optionee's shares. If the Optionee shall become medically disabled or dies while in the employment of the Corporation or any Subsidiary of the Corporation before the Exercise Date, the Optionee's beneficiary (as provided in Section 6(k) estate, or personal representative shall have the right, at any time, within two (2) business days prior to the Exercise Date, to exercise the employee's Option to purchase all or any part of the shares. Options exercised pursuant to the terms of this Section 6(i) may be exercised (during the specified times) as to all or any part of the shares by written notice delivered in the manner set forth in Section 11 hereof and tendering with such notice payment of any or all funds, and shall be deemed exercised as of the date such notice is delivered. Failure to deliver such notice and payment within the time provided shall be deemed an election not to exercise the Option, which shall terminate.

      Retirement of an Optionee at the Optionee's normal retirement date in accordance with the provisions of any retirement plan adopted by the Corporation or by any Subsidiary shall be deemed to be a retirement with the consent of the Corporation. Whether any other terminations of employment (either at an optional retirement date in accordance with the provision of any such retirement plan or otherwise) are to be considered retirements with the consent of the Corporation and whether authorized leaves of absence or absences on military or government service or for other reasons shall constitute a termination of employment for the purposes of the Plan, shall be determined by the Committee, the determination of which shall be final and conclusive. Employment by the Corporation or any Subsidiary shall be deemed to be continuous and not to terminate during any uninterrupted period in which an employee is in the employment of the Corporation or any Subsidiary, but only if and so long, in the case of employment by a Subsidiary, as employment by such Subsidiary will, under the applicable provisions of the Code as then in effect, result in the same tax treatment as would be accorded if such Optionee were an employee of the Corporation.

      (j) ADJUSTMENT PROVISIONS. The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price per share of each Option may all be appropriately adjusted as the Board of Directors may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Corporation. Adjustments under this Section 6(j) shall be made according to the sole discretion of the Board of Directors, and its decision shall be binding and conclusive.

      (k) TRANSFERABILITY AND DESIGNATION OF BENEFICIARY. No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent or distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect. An Option may be exercised only by the Optionee during his or her lifetime, and only by the Optionee's beneficiary (as described below), estate or the person who acquires the right to exercise such Option upon the Optionee's death.

      Each Optionee may file a written designation of beneficiary who is to receive any stock or cash in the event that such Optionee dies after the end of an Offering Period but before the issuance of the shares or during an Offering Period but before the Exercise Date.

      (l) RIGHTS AS A SHAREHOLDER. An Optionee shall have all rights as a shareholder with respect to shares purchased pursuant to the Options to be granted hereunder after payment has been made (whether by cash payment or by entering into a Note as described in Section 6(e)) for such shares and a stock certificate for such shares has been actually issued to said Optionee, except that Elected Shares which are security for a Note shall be held by the Corporation until the Note is paid in full. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

      (m) REGISTRATION. Each Option under the Plan shall be granted on the condition that a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock subject to such Option has become effective and a copy of the prospectus has been delivered to the Optionee.


7. DURATION OF THE PLAN.

     The Plan will terminate on the first to occur of (i) the granting of all Options authorized under the Plan or (ii) termination by the Committee pursuant to Section 8 hereof.

8. TERMINATION AND AMENDMENT OF THE PLAN.

     The Committee may, from time to time, alter, amend or suspend the Plan at any time without notice, or may at any time terminate the Plan, provided that no Optionee's existing rights are materially and adversely affected thereby without the consent of the affected Optionee; provided further, upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges as other Optionees (except as otherwise provided for in Section 6 hereof); and provided further, that no such amendment of the Plan shall, except as provided in Section 6 hereof, change the formula by which the price for which the Common Stock shall be sold is determined or increase the maximum number of shares which any Optionee may purchase.

9. APPLICATION OF FUNDS.

     The proceeds received by the Corporation from the sale of its Common Stock pursuant to Options granted hereunder will be used for general corporate purposes.

10. NO OBLIGATION TO PURCHASE SHARES.

     The granting of an Option pursuant to this Plan shall impose no obligation upon the Optionee to purchase any shares covered by such Option unless such Optionee affirmatively elects to purchase Common Stock as described in Section 6(c).

11. NOTICES.

     Any notice which the Corporation or Optionee may be required or permitted to give to each other shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, first class postage prepaid, addressed as follows: Secretary, CT Communications, Inc., 68 Cabarrus Avenue, Post Office Box 227, Concord, North Carolina 28026-0227, or as such other address as the Corporation, by notice to the Optionee, may designate in writing from time to time; to the Optionee, at the address shown on the records of the Corporation, or at such other address as the Optionee, by notice to the Corporation, may designate in writing from time to time.

12. THE RIGHT OF THE CORPORATION TO TERMINATE EMPLOYMENT.

     Nothing contained in the Plan or in any option granted pursuant to the Plan shall confer upon any Optionee any right to be continued in the employment of the Corporation or one of its Subsidiaries, or shall interfere in any way with the right of the Corporation or any of its Subsidiaries, as the case may be, to terminate his employment at any time for any reason.

13. MISCELLANEOUS.

      (a) LEGAL AND OTHER REQUIREMENTS. The obligations of the Corporation to sell and deliver Common Stock under the Plan shall be subject to all applicable foreign or domestic laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act and the requirements of any stock exchange upon which the shares of Common Stock may be listed if deemed necessary or appropriate by the Corporation. Certificates for shares of Common Stock issued hereunder may be legended as the Committee shall deem appropriate.

      (b) WITHHOLDING TAXES. Upon the exercise of any Option under the Plan, the Corporation shall have the right to require the Optionee to remit to the Corporation an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock.

14. EFFECTIVENESS OF THE PLAN.

     The Plan shall become effective only if:

      (a) The Plan shall have been adopted by the Board of Directors of the Corporation; and

      (b) The Plan shall have been approved by the affirmative vote of at least a majority of the votes cast with respect to approval of the Plan at the shareholders' meeting at which the Plan is considered.

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

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

     ********************************APPENDIX******************************

                            o FOLD AND DETACH HERE o
------------------------------------------------------------------------------
                                  COMMON STOCK
                        This Proxy is Solicited on Behalf
                          of the Board of Directors of
                             CT COMMUNICATIONS, INC.

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 1999

     KNOW ALL MEN BY THESE PRESENT, that the undersigned shareholder of CT COMMUNICATIONS, INC., a North Carolina corporation (the "Company"), hereby constitutes and appoints L. D. Coltrane, III, Michael R. Coltrane and Barry R. Rubens, attorneys and proxies with full power of substitution, for and on behalf of the undersigned to act and vote as indicated below, according to the number of shares of the Company's Common Stock held of record by the undersigned on March 12, 1999, and as fully as the undersigned would be entitled to act and vote if personally present at the Annual Meeting of Shareholders to be held at the Company's Customer Care Facility, 2000 Progress Place, Concord, North Carolina, at 9:00 a. m., local time, April 22, 1999, and any adjournment or adjournments thereof (the "Annual Meeting"), as follows:

     (1) Election of directors.


        [ ] FOR electing the nine nominees listed  [ ] WITHHOLD AUTHORITY to vote for
            below for the terms indicated              election of all nominees listed below

     (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through the nominee's name in the list below.)

     TERM EXPIRING 2002         TERM EXPIRING 2001     TERM EXPIRING 2000
----------------------------   --------------------   --------------------
  O. Charlie Chewning, Jr.     John R. Boger, Jr.      Michael R. Coltrane
  L.D. Coltrane, III           William A. Coley        Samuel E. Leftwich
  Phil W. Widenhouse           Ben F. Mynatt           Jerry H. McClellan

     (2) Approval of the adoption of the CT Communications, Inc. 1999 Employee Stock Purchase Plan.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (3) Ratification of selection of KPMG, LLP as independent public accountants for 1999.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (4) In their discretion, the proxies are authorized to act and vote upon any other business which may properly be brought before said meeting or any adjournment or adjournments thereof.
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                            o FOLD AND DETACH HERE o
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The undersigned hereby ratifies and confirms all that said attorneys and proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said attorneys and proxies who shall be present and acting as such at the Annual Meeting or any adjournment thereof, or if only one such attorney and proxy be present and acting, then that one, shall have and may exercise all powers hereby conferred.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 AND 3.

                                          The undersigned hereby acknowledges
                                          receipt of the Notice of Annual
                                          Meeting of Shareholders, dated March
                                          26, 1999, and the proxy materials
                                          furnished therewith.


                                          Dated this ___ day of _________, 1999.

                                          _______________________________(SEAL)

                                          _______________________________(SEAL)

                                         NOTE: Signature should agree with
                                         name on stock certificate as printed
                                         on this proxy card. When shares are
                                         held by joint tenants, both should
                                         sign. Executors, administrators,
                                         trustees and other fiduciaries, and
                                         persons signing on behalf of
                                         corporations or partnerships, should
                                         so indicate when signing.

                                         PLEASE MARK, DATE, SIGN AND RETURN THIS
                                         PROXY PROMPTLY. THANK YOU.